Exhibit 5.1

755 PAGE MILL ROAD PALO ALTO, CALIFORNIA 94304-1018 TELEPHONE: 650.813.5600 FACSIMILE: 650.494.0792 WWW.MOFO.COM	MORRISON & FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI,SINGAPORE, TOKYO, WASHINGTON, D.C.

April 5, 2017

Catalyst Biosciences, Inc.

260 Littlefield Avenue

South San Francisco, CA 94080

Re:	Issuance and Sale of Class A Units and Class B Units of Catalyst Biosciences, Inc.

Ladies and Gentlemen:

We are acting as counsel to Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (Registration No. 333-216663) filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2017, and each amendment thereto (the Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to (i) $5,250,000 in Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and a warrant to purchase half of one share of Common Stock, (ii) $12,000,000 in Class B Units (the “Class B Units”, and collectively with the Class A Units, the “Units”), with each Class B Unit consisting of one share of the Company’s Series A convertible preferred stock, par value $0.001 per share (“Series A Preferred Stock”) and one warrant to purchase a number of shares of Common Stock equal to $1,000 divided by the conversion price of the Series A Preferred Stock, with each Class B Unit to be offered to the public at an offering price of $1,000 per Class B Unit, (iii) shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock and (iv) shares of Common Stock issuable upon exercise of the warrants (the “Warrant Shares”) issued under each of the Class A Units and the Class B Units (each a “Warrant” and collectively, the “Warrants”) ((i) through (iv) collectively, the “Securities”). The Units are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Ladenburg Thalmann & Co., Inc. on behalf of themselves and as representative to the several underwriters to be named therein. The Securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (ii) the Bylaws of the Company, as amended through the date hereof; (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be filed with the Secretary of State of the State of Delaware, (iv) certain resolutions of the Board of Directors of the Company (the “Board”) and the Transaction Committee of the Board, relating to the issuance, sale and registration of the Securities; (v) the Registration Statement; (vi) the Prospectus and (vii) the Underwriting Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. Our opinions are limited to the matters

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stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In rendering our opinion set forth below, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have further assumed that the Company will not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for issuance pursuant to exercise of the Warrants. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value. We have not verified any of those assumptions.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Class A Units and the Class B Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the shares of Common Stock included in the Class A Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (iii) the shares of Series A Preferred Stock included in the Class B Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (iv) the shares of Common Stock, when issued upon conversion of the shares of Series A Preferred Stock, will be validly issued, fully paid and non-assessable; (v) the Warrants, when issued as set forth in the Registration Statement will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (vi) the Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP